EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER dated as of August 27, 2009 (the "Merger Agreement"), between Vista Continental Corporation, a Delaware corporation ("Vista"), Wolverine Holding Corp., a Delaware corporation ("Wolverine"), and Huskie Acquisitions Corp., a Delaware corporation ("Huskie").

WHEREAS, on the date hereof, Vista has authority to issue 500,000,000 shares of Common Stock, $0.0001 par value per share, of which 283,981,284 shares are issued and outstanding (the “Vista Capital Stock”);

WHEREAS, on the date hereof, Wolverine has authority to issue 500,000,000 shares of common stock, $0.0001 par value per share, of which 1,000 shares are issued, outstanding and owned by Vista (the “Wolverine Capital Stock”);

WHEREAS, on the date hereof, Huskie has authority to issue 500,000,000 shares of common stock, $0.0001 par value per share, of which 1,000 shares are issued, outstanding and owned by Wolverine (the “Huskie Capital Stock”);

WHEREAS, the respective Boards of Directors of Vista, Huskie, and Wolverine have determined that it is advisable and in the best interests of each of such corporations that they reorganize into a holding company structure pursuant to Section 251(G) of the Delaware General Corporation Law, under which Wolverine would survive as the holding company, by the merger of Vista with and into Huskie, and with each holder of Vista Capital Stock receiving one share of Wolverine Capital Stock in exchange for such share of Vista Capital Stock;

WHEREAS, under the respective certificates of incorporation of Vista and Wolverine, the Vista Capital Stock has the same designations, rights and powers and preferences, and the qualifications, limitations and restrictions thereof, as the Wolverine Capital Stock which will be exchanged therefore pursuant to the holding company reorganization;

WHEREAS, the certificate of incorporation and bylaws of Wolverine, as the holding company, immediately following the merger will contain provisions identical to the certificate of incorporation and bylaws of Vista immediately prior to the merger, other than differences permitted by Section 251(G) of the Delaware General Corporation Law;

WHEREAS, the certificate of incorporation of Vista is identical to the certificate of incorporation of Huskie immediately prior to the merger, other than differences permitted by Section 251(G) of the Delaware General Corporation Law pursuant to this Merger Agreement;

WHEREAS, the Boards of Directors of Vista, Wolverine and Huskie have approved this Merger Agreement, shareholder approval not being required pursuant to Section 251(G) of the Delaware General Corporation Law;

WHEREAS, the parties hereto intend that the reorganization contemplated by this Merger Agreement shall constitute a tax-free reorganization pursuant to Section 368(a)(1) of the Internal Revenue Code;

NOW, THEREFORE, in consideration of the mutual agreements and covenants herein contained, Vista, Huskie and Wolverine hereby agree as follows:

1. Merger.  Vista shall be merged with and into Huskie (the "Merger"), and Huskie shall be the surviving corporation (hereinafter sometimes referred to as the "Surviving Corporation"). The Merger shall become effective upon the later of the date and time of filing a certified copy of this Merger Agreement with the Secretary of State of the State of Delaware in accordance with Section 251(G) of the Delaware General Corporation Law or August 27, 2007 (the "Effective Time").

2. Certificate of Incorporation of the Surviving Corporation.  At the Effective Time, the Certificate of Incorporation of Huskie, in effect immediately prior to the Effective Time, shall be amended as set forth below and as so amended shall thereafter continue in full force and effect as the Certificate of Incorporation of the Surviving Corporation until further amended as provided therein and under the Delaware General Corporation Law.

             (a)   Article Four shall be amended to read in its entirety as follows:

            "FOURTH.  The total number of shares of stock which the corporation is authorized to issue is One Thousand (1,000) shares of common stock with a par value of $0.0001 per share."

             (b)   Article Eleven shall be added and will read as follows:

            "TWELVETH.  Any act or transaction by or involving the corporation that requires for its adoption under the Delaware General Corporation Law or under this Certificate of Incorporation the approval of the corporation's stockholders shall, pursuant to Section 251(G) of the Delaware General Corporation Law, require, in addition, the approval of the stockholders of the Corporation's holding company, Wolverine Holdings Corp., or any successor by merger, by the same vote as is required by the Delaware General Corporation Law and/or by the Certificate of Incorporation of the corporation."

3. Succession.  At the Effective Time, the separate corporate existence of Vista shall cease, and Huskie shall succeed to all of the assets and property (whether real, personal or mixed), rights, privileges, franchises, immunities and powers of Vista, and Huskie shall assume and be subject to all of the duties, liabilities, obligations and restrictions of every kind and description of Vista, including, without limitation, all outstanding indebtedness of Vista, all in the manner and as more fully set forth in Section 251(G) of the Delaware General Corporation Law.

4. Directors.  The directors of Vista immediately prior to the Effective Time shall be the directors of the Surviving Corporation and Wolverine at and after the Effective Time, to serve until the expiration of their respective terms and until their successors are duly elected and qualified.

5. Officers.  The officers of Vista immediately preceding the Effective Time shall be the officers of the Surviving Corporation and Wolverine at and after the Effective Time until their successors are duly elected and qualified.

6. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

(a)
each share of Common Stock of Vista issued and outstanding immediately prior to the Effective Time shall be changed and converted into and shall be one fully paid and nonassessable share of Common Stock of Wolverine;

(b)	each share of Vista Capital Stock held in the name of Vista immediately prior to the Effective Time shall be cancelled and retired;

(c)
each option, warrant, purchase right, unit or other security of Vista convertible into shares of Vista Capital Stock shall become convertible into the same number of shares of the same class of Wolverine Capital Stock as such security would have received if the security had been converted into shares of Vista Capital Stock immediately prior to the Effective Time, and Wolverine shall reserve for purposes of the exercise of such options, warrants, purchase rights, units or other securities an equal number of shares of Wolverine Capital Stock as Vista had reserved; and

(d)
each share of Wolverine Capital Stock issued and outstanding in the name of Vista immediately prior to the Effective Time shall be cancelled and retired and resume the status of authorized and unissued shares of Wolverine Capital Stock.

7. Other Agreements.   At the Effective Time, Wolverine shall assume any obligation of Vista to deliver or make available shares of Vista Capital Stock under any agreement or employee benefit plan not referred to in Paragraph 6 herein to which Vista is a party.  Any reference to Vista Capital Stock under any such agreement or employee benefit plan shall be deemed to be a reference to the same class of Wolverine Capital Stock which the share of Vista Capital Stock is entitled to receive under this Merger Agreement, and one share of Wolverine Capital Stock of the same class shall be issuable in lieu of each share of Vista Capital Stock required to be issued by any such agreement or employee benefit plan, subject to subsequent adjustment as provided in any such agreement or employee benefit plan.

8. Further Assurances. From time to time, as and when required by the Surviving Corporation or by its successors or assigns, there shall be executed and delivered on behalf of Vista such deeds and other instruments, and there shall be taken or caused to be taken by it all such further and other action, as shall be appropriate, advisable or necessary in order to vest, perfect or conform, of record or otherwise, in the Surviving Corporation, the title to and possession of all property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Vista, and otherwise to carry out the purposes of this Merger Agreement, and the officers and directors of the Surviving Corporation are fully authorized, in the name and on behalf of Vista or otherwise, to take any and all such action and to execute and deliver any and all such deeds and other instruments.

9. Certificates.  At and after the Effective Time, all of the outstanding certificates which immediately prior thereto represented shares of Vista Capital Stock shall be deemed for all purposes to evidence ownership of and to represent the shares of Wolverine Capital Stock into which the shares of Vista Capital Stock represented by such certificates have been converted as herein provided and shall be so registered on the books and records of Wolverine and its transfer agent. The registered owner of any such outstanding certificate of Vista Capital Stock shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to Wolverine or its transfer agent, have and be entitled to exercise any voting and other rights with respect to, and to receive any dividends and other distributions upon, the shares of Wolverine Capital Stock, as the case may be, into which said certificate is convertible, as above provided.

10. Amendment.  The parties hereto, by mutual consent of their respective boards of directors, may amend, modify or supplement this Merger Agreement prior to the Effective Time.

11. Compliance with Section 251(G) of the Delaware General Corporation Law.  Prior to the Effective Time, the parties hereto will take all steps necessary to comply with Section 251(G) of the Delaware General Corporation Law, including without limitation, the following:

a)
Certificate of Incorporation and By-Laws of Wolverine.  At the Effective Time, the Certificate of Incorporation and By-Laws of Wolverine shall be in the form of the Certificate of Incorporation and By-Laws of Vista, as in effect immediately prior to the Effective Time.

b)
Directors and Officers of Wolverine.  At the Effective Time, the directors and officers of Vista immediately prior to the Effective Time shall be the directors and officers of Wolverine, in the case of directors, until their successors are elected and qualified and, in the case of officers, to serve at the pleasure of the Board of Directors of Wolverine.

c)
Filings.  Prior to the Effective Time, the Surviving Corporation shall cause a certified copy of this Agreement to be executed and filed with the Delaware Secretary of State.  Prior to the Effective Time, to the extent necessary to effectuate any amendments to the certificates of incorporation of the Surviving Corporation and Wolverine contemplated by this Agreement, each of the Surviving Corporation and Wolverine shall cause to be filed with the Delaware Secretary of State such certificates or documents required to give effect thereto.

12. Termination.  This Merger Agreement may be terminated, and the Merger and the other transactions provided for herein may be abandoned, at any time prior to the Effective Time, whether before or after approval of this Merger Agreement by the board of directors of Huskie, Wolverine and Vista, by action of the board of directors of Vista if it determines for any reason, in its sole judgment and discretion, that the consummation of the Merger would be inadvisable or not in the best interests of Vista and its stockholders.

13. Counterparts.  This Merger Agreement may be executed in one or more counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

14. Descriptive Headings.  The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Merger Agreement.

15. Governing Law.  This Merger Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, Vista, Wolverine and Huskie have caused this Merger Agreement to be executed and delivered as of the date first above written.

VISTA CONTINENTAL CORPORATION, a Delaware corporation	WOLVERINE HOLDING CORP., a Delaware corporation
/s/ Erik S. Nelson	/s/ Erik S. Nelson
Name: Erik S. Nelson	Name: Erik S. Nelson
Title: President	Title: President

HUSKIE ACQUISITIONS CORP., a Delaware corporation
/s/ Erik S. Nelson
Name: Erik S. Nelson
Title: President

CERTIFICATION

STATE OF GEORGIA

COUNTY OF COBB

Before me, a Notary Public in and for said County, personally appeared Erik S. Nelson, the President of Vista Continental Corporation, Wolverine Holding Corp. and Huskie Acquisitions Corp., on the 28th day of August, 2008, who certified that the foregoing Agreement and Plan of Merger was adopted by the board of directors of Vista Continental Corporation, Wolverine Holding Corp. and Huskie Acquisitions Corp. pursuant to Section 251(G) of the Delaware General Corporation Law, and that the conditions in the first sentence of Section 251(G) have been satisfied.

IN TESTIMONY WHEREOF, I have hereunto subscribed my name and affixed by notary seal on the day and year last aforesaid.

/s/ Erik S. Nelson
Erik S. Nelson

Sworn to and subscribed before me the 28th day of August, 2009.

/s/ Rebecca McCoy
Rebecca McCoy, Notary Public, Cobb County, CA
Commission Expires: January 24, 2010